News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2020 FIRST QUARTER RESULTS
Net Sales +7%; Organic Sales +7%; Diluted Net EPS $1.36, +11%; Core EPS $1.37, +22%
RAISES SALES, EARNINGS AND ADJUSTED FREE CASH FLOW PRODUCTIVITY GUIDANCE

CINCINNATI, October 22, 2019 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2020 net sales of $17.8 billion, an increase of seven percent versus the prior year. Excluding the net impacts of foreign exchange, acquisitions and divestitures, organic sales also increased seven percent. Diluted net earnings per share were $1.36, up 11% versus the prior year. Core earnings per share increased 22% to $1.37. Currency-neutral core EPS increased 24% versus the prior year.
Operating cash flow was $4.2 billion for the quarter. Adjusted free cash flow productivity was 91%. The Company returned $4.9 billion of cash to shareholders via $1.9 billion of dividend payments and $3 billion of common stock repurchases.
“We delivered strong top-line growth, profit margin expansion and cash productivity in the first quarter, enabling us to increase our outlook for fiscal year results,” said David Taylor, Chairman, President and Chief Executive Officer. “We will continue executing our strategies of superiority, productivity, constructive disruption and improving P&G’s organization and culture to deliver balanced top-line and bottom-line growth along with strong cash generation in a challenging competitive and macroeconomic environment.”

July - September Quarter Discussion
Net sales in the first quarter of fiscal year 2020 were $17.8 billion, up seven percent versus the prior year. Unfavorable foreign exchange negatively impacted sales by two percentage points for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales also increased seven percent driven by a four percent increase in organic shipment volume, one percentage point of increased pricing and two percentage points of positive mix impact. Positive mix was driven by the disproportionate growth of the Personal Health Care and Skin and Personal Care categories and strong growth in Japan all of which have higher than average selling prices. Sales growth in Japan was largely driven by an increase in retailer inventories ahead of a planned VAT increase in October 2019, contributing approximately 40 basis points to overall Company growth in the quarter, which primarily benefitted the Beauty, Fabric and Home Care and Baby businesses.

July - September 2019	Volume	Foreign Exchange	Price	Mix	Other (1)	Net Sales (2)	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	3%	(2)%	3%	4%	—%	8%	3%	10%
Grooming	(1)%	(2)%	1%	—%	—%	(2)%	(1)%	1%
Health Care	17%	(2)%	1%	2%	2%	20%	6%	9%
Fabric & Home Care	6%	(1)%	—%	1%	—%	6%	6%	8%
Baby, Feminine & Family Care	2%	(1)%	2%	1%	—%	4%	2%	5%
Total P&G	5%	(2)%	1%	2%	1%	7%	4%	7%

(1)	Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

(2)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

•
Beauty segment organic sales increased ten percent versus year ago. Skin and Personal Care organic sales increased mid-teens driven by premium innovation, positive product mix, primarily from the disproportionate growth of the super-premium SK-II brand and China Olay, and increased pricing. Hair Care organic sales increased mid-single digits driven by innovation and devaluation-driven price increases.

•
Grooming segment organic sales increased one percent versus year ago. Shave Care organic sales was unchanged as the benefit of devaluation-driven price increases were offset by related unit volume declines and competitive activity. Appliances organic sales increased low single digits as increased pricing and positive mix impact from the disproportionate growth of premium products were partially offset by volume decreases due to category contraction and retailer inventory reduction.

•
Health Care segment organic sales increased nine percent. Oral Care organic sales increased high single digits due to volume growth and positive mix driven by premium toothpaste and toothbrush innovation and increased pricing. Personal Health Care organic sales increased double digits primarily due to innovation, higher retailer inventory build versus the base period for the cough and cold season, increased pricing and positive mix due to strong growth in North America which has higher than average selling prices. Personal Health Care all-in sales increased over 50% versus the base period due to the addition of the Merck OTC business.

•
Fabric and Home Care segment organic sales increased eight percent for the quarter. Fabric Care organic sales increased high single digits driven by innovation and market growth. Home Care organic sales increased high single digits driven by innovation and devaluation related price increases.

•
Baby, Feminine and Family Care segment organic sales increased five percent versus year ago. Baby Care organic sales increased low single digits due to innovation, devaluation related price increases and positive mix from premium innovation, partially offset by competitive activity and category contraction in some markets. Feminine Care organic sales increased high single digits driven by innovation, positive product mix due to the disproportionate growth of premium products and increased pricing. Family Care organic sales increased high single digits due to innovation and increased pricing.

Diluted net earnings per share were $1.36, an 11% increase versus the prior year, as the increase in net sales and operating margin were partially offset by the base period gain on the dissolution of the PGT Healthcare partnership. Core earnings per share were $1.37, a 22% increase versus the prior year, driven primarily by the increase in net sales and operating margin. Currency-neutral core earnings per share increased 24% for the quarter.

Reported gross margin increased 180 basis points, including approximately 10 basis points of higher non-core restructuring charges versus the prior year. Core gross margin increased 190 basis points versus the prior year, including 10 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin increased 200 basis points driven by 90 basis points of productivity savings, 70 basis points of pricing benefit, 40 basis points help from commodity cost decreases and 50 basis points of fixed cost leverage and other benefits, partially offset by 50 basis points of unfavorable product mix.

Selling, general and administrative expense (SG&A) as a percentage of sales decreased 100 basis points on a reported basis versus the prior year, including a 30 basis-point help from a year-on-year decrease in non-core restructuring charges. Core SG&A as a percentage of sales decreased 70 basis points versus the prior year, including 10 basis points of positive foreign exchange impacts. On a currency-neutral basis, core SG&A as a percentage of sales decreased 60 basis points as 180 basis points of sales leverage benefit and 70 basis points of savings from overhead and marketing expenses were partially offset by 120 basis points of marketing investments and 70 basis points of inflation and other impacts, including increased digital investments and incentive compensation costs.

Operating profit margin increased 280 basis points versus the base period on a reported basis including approximately 20 basis points help from lower non-core restructuring charges. Core and currency-neutral operating margin increased 260 basis points including total productivity cost savings of 160 basis points for the quarter. Foreign exchange was neutral to operating margin for the quarter.

Fiscal Year 2020 Guidance
The Company raised its outlook for fiscal 2020 all-in sales growth from a range of three to four percent to a range of three to five percent growth versus the prior fiscal year. This estimate includes a modest negative impact from foreign exchange, largely offset by a modest positive impact from acquisitions and divestitures. The Company increased its guidance for organic sales growth from a range of three to four percent to a range of three to five percent growth.

The Company increased its guidance range for fiscal 2020 all-in GAAP diluted net earnings per share growth to 225% to 243%, noting that the comparison period is significantly depressed by the Gillette Shave Care impairment adjustments in fiscal 2019. P&G raised its fiscal 2020 guidance for core earnings per share growth from a range of four to nine percent to a range of five to ten percent growth versus fiscal 2019.

The Company is not able to reconcile its forward-looking non-GAAP cash flow measure without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results. The Company increased its estimate for fiscal 2020 adjusted free cash flow productivity from 90% to 95%.

The Company expects to pay over $7.5 billion in dividends and repurchase $6 billion to $8 billion of common shares in fiscal 2020.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
#    #    #
P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended September 30
	2019	2018	% Chg
NET SALES	$17,798	$16,690	7%
Cost of products sold	8,723	8,484	3%
GROSS PROFIT	9,075	8,206	11%
Selling, general and administrative expense	4,785	4,652	3%
OPERATING INCOME	4,290	3,554	21%
Interest expense	(108)	(129)	(16)%
Interest income	58	53	9%
Other non-operating income, net	103	462	(78)%
EARNINGS BEFORE INCOME TAXES	4,343	3,940	10%
Income taxes	726	729	—%
NET EARNINGS	3,617	3,211	13%
Less: Net earnings attributable to noncontrolling interests	24	12	100%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,593	$3,199	12%

EFFECTIVE TAX RATE	16.7%	18.5%

NET EARNINGS PER SHARE (1)
Basic	$1.41	$1.26	12%
Diluted	$1.36	$1.22	11%

DIVIDENDS PER COMMON SHARE	$0.7459	$0.7172
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,647.5	2,612.1

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	51.0%	49.2%	180
Selling, general and administrative expense	26.9%	27.9%	(100)
Operating income	24.1%	21.3%	280
Earnings before income taxes	24.4%	23.6%	80
Net earnings	20.3%	19.2%	110
Net earnings attributable to Procter & Gamble	20.2%	19.2%	100

(1)	Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended September 30, 2019
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,552	8%	$1,092	15%	$874	15%
Grooming	1,531	(2)%	426	2%	353	4%
Health Care	2,221	20%	540	23%	401	21%
Fabric & Home Care	5,832	6%	1,338	17%	1,028	17%
Baby, Feminine & Family Care	4,567	4%	1,134	26%	871	26%
Corporate	95	N/A	(187)	N/A	90	N/A
Total Company	$17,798	7%	$4,343	10%	$3,617	13%

	Three Months Ended September 30, 2019
	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (1)	Net Sales (2)
Beauty	3%	3%	(2)%	3%	4%	—%	8%
Grooming	(1)%	(1)%	(2)%	1%	—%	—%	(2)%
Health Care	17%	6%	(2)%	1%	2%	2%	20%
Fabric & Home Care	6%	6%	(1)%	—%	1%	—%	6%
Baby, Feminine & Family Care	2%	2%	(1)%	2%	1%	—%	4%
Total Company	5%	4%	(2)%	1%	2%	1%	7%

(1)	Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

(2)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Three Months Ended September 30
Amounts in millions	2019	2018
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$4,239	$2,569
OPERATING ACTIVITIES
Net earnings	3,617	3,211
Depreciation and amortization	723	643
Share-based compensation expense	110	102
Deferred income taxes	(586)	34
Gain on sale of assets	(2)	(361)
Changes in:
Accounts receivable	(261)	(475)
Inventories	(549)	(494)
Accounts payable, accrued and other liabilities	1,151	933
Other operating assets and liabilities	(35)	(84)
Other	1	58
TOTAL OPERATING ACTIVITIES	4,169	3,567
INVESTING ACTIVITIES
Capital expenditures	(1,079)	(1,080)
Proceeds from asset sales	6	9
Acquisitions, net of cash acquired	—	(237)
Purchases of short-term investments	—	(158)
Proceeds from sales and maturities of investment securities	6,151	649
Change in other investments	1	(48)
TOTAL INVESTING ACTIVITIES	5,079	(865)
FINANCING ACTIVITIES
Dividends to shareholders	(1,932)	(1,853)
Change in short-term debt	(61)	24
Treasury stock purchases	(3,000)	(1,252)
Impact of stock options and other	875	425
TOTAL FINANCING ACTIVITIES	(4,118)	(2,656)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(65)	(70)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,065	(24)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$9,304	$2,545

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	September 30, 2019	June 30, 2019
Cash and cash equivalents	$9,304	$4,239
Available-for-sale investment securities	—	6,048
Accounts receivable	5,143	4,951
Inventories	5,465	5,017
Prepaid expenses and other current assets	2,013	2,218
TOTAL CURRENT ASSETS	21,925	22,473
Property, plant and equipment, net	20,901	21,271
Goodwill	39,605	40,273
Trademarks and other intangible assets, net	24,002	24,215
Other noncurrent assets	7,625	6,863
TOTAL ASSETS	$114,058	$115,095

Accounts payable	$10,951	$11,260
Accrued and other liabilities	9,950	9,054
Debt due within one year	9,352	9,697
TOTAL CURRENT LIABILITIES	30,253	30,011
Long-term debt	20,161	20,395
Deferred income taxes	6,325	6,899
Other noncurrent liabilities	10,335	10,211
TOTAL LIABILITIES	67,074	67,516
TOTAL SHAREHOLDERS' EQUITY	46,984	47,579
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$114,058	$115,095

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's October 22, 2019 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business results and trends (i.e., trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Gain on Dissolution of PGT Healthcare Partnership: The Company finalized the dissolution of our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceuticals Industries, Ltd. (Teva) in the OTC consumer healthcare business, in the quarter ended September 30, 2018. The transaction was accounted for as a sale of the Teva portion of the PGT business; the Company recognized an after-tax gain on the dissolution of $353 million.

We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the comprehensive U.S. legislation commonly referred to as the Tax Cuts and Jobs Act enacted in December 2017 (the U.S. Tax Act). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended September 30, 2019
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,723	$(52)	$—	$8,671
GROSS PROFIT	9,075	52	—	9,127
GROSS MARGIN	51.0%	0.3%	—%	51.3%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,785	22	—	4,807
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	26.9%	0.1%	—%	27.0%
OPERATING INCOME	4,290	30	—	4,320
OPERATING PROFIT MARGIN	24.1%	0.2%	—%	24.3%
NET EARNINGS ATTRIBUTABLE TO P&G	3,593	31	(1)	3,623

				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.36	$0.01	$—	$1.37
	CURRENCY IMPACT TO CORE EARNINGS			0.02
	CURRENCY-NEUTRAL CORE EPS			$1.39
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,647.5
COMMON SHARES OUTSTANDING - SEPTEMBER 30, 2019	2,493.8

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	190	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(70)	BPS
CORE OPERATING PROFIT MARGIN	260	BPS
CORE EFFECTIVE TAX RATE	(340)	BPS
CORE EPS	22%
CURRENCY-NEUTRAL CORE EPS	24%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended September 30, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	GAIN ON DISSOLUTION OF PGT PARTNERSHIP	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,484	$(46)	—	$—	$8,438
GROSS PROFIT	8,206	46	—	—	8,252
GROSS MARGIN	49.2%	0.3%	—%	(0.1)%	49.4%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,652	(28)	—	1	4,625
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	27.9%	(0.2)%	—%	—%	27.7%
OPERATING INCOME	3,554	74	—	(1)	3,627
OPERATING PROFIT MARGIN	21.3%	0.4%	—%	—%	21.7%
NET EARNINGS ATTRIBUTABLE TO P&G	3,199	69	(353)	—	2,915

					Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.22	$0.03	(0.14)	$0.01	$1.12
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,612.1

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:

July - September 2019	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	8%	2%	—%	10%
Grooming	(2)%	2%	1%	1%
Health Care	20%	2%	(13)%	9%
Fabric & Home Care	6%	1%	1%	8%
Baby, Feminine & Family Care	4%	1%	—%	5%
Total P&G	7%	2%	(2)%	7%

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2020 (Estimate)	+3% to +5%	-%	+3% to +5%

(1)	Includes rounding impacts necessary to reconcile net sales to organic sales.
Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2020 (Estimate)	+225% to +243%	(220)% to (233)%	+5% to +10%

(1)	Includes the gain on the dissolution of the PGT Healthcare partnership and Shave Care impairment in fiscal 2019 and year-over-year changes in incremental non-core restructuring charges.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended September 30, 2019
Operating Cash Flow	Capital Spending	U.S. Tax Act Payments	Adjusted Free Cash Flow
$4,169	$(1,079)	$215	$3,305
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended September 30, 2019
Adjusted Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$3,305	$3,617	91%